AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 16, 2008

REGISTRATION NO. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER
THE SECURITIES ACT OF 1933

OFFICEMAX INCORPORATED
(Exact name of registrant as specified in its charter)

DELAWARE	82-0100790
(State or other jurisdiction	(I.R.S. Employer
of incorporation or organization)	Identification No.)

263 SHUMAN BLVD
NAPERVILLE, ILLINOIS	60563
(Address of Principal Executive Offices)	(Zip Code)

2003 OFFICEMAX INCENTIVE AND PERFORMANCE PLAN

(Full title of the plan)

SUSAN WAGNER-FLEMING

SENIOR VICE PRESIDENT, SECRETARY, AND ASSOCIATE GENERAL COUNSEL

OFFICEMAX INCORPORATED
263 SHUMAN BLVD
NAPERVILLE, ILLINOIS 60563
(630) 438-7800
(Name, address and telephone number,
including area code, of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☒	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)

CALCULATION OF REGISTRATION FEE

		PROPOSED MAXIMUM	PROPOSED MAXIMUM
TITLE OF SECURITIES	AMOUNT TO BE	OFFERING PRICE PER	AGGREGATE OFFERING	AMOUNT OF
TO BE REGISTERED	REGISTERED(1)	SHARE	PRICE	REGISTRATION FEE
Common Stock,
par value $2.50 per share	5,800,000 shares	$19.33(2)	$112,114,000(2)	$4,406.08(2)
Common Stock
Purchase Rights(3)	5,800,000 shares	N/A	N/A	N/A

(1)                                  The shares of common stock being registered will be issued in connection with the 2003 OfficeMax Incentive and Performance Plan.  This registration statement also covers an indeterminate number of shares of common stock that may be issuable by reason of stock splits, stock dividends, or other adjustment provisions of the 2003 OfficeMax Incentive and Performance Plan, in accordance with Rule 416 under the Securities Act of 1933, as amended.

(2)                                  The aggregate offering price and registration fee have been calculated in accordance with Rule 457(h) under the Securities Act of 1933, as amended.  The computation is based on the average of the high and low sale prices of the common stock as reported on the New York Stock Exchange on May 12, 2008.

(3)                                  Rights are evidenced by certificates for shares of the common stock and automatically trade with the common stock.

EXPLANATORY NOTE

OfficeMax Incorporated, a Delaware corporation, is filing this registration statement for the purpose of registering an additional 5,800,000 shares of our common stock which may be issued in accordance with the terms of our 2003 OfficeMax Incentive and Performance Plan as a result of an amendment to that plan approved by shareholders on April 23, 2008.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

ITEM 1.                  PLAN INFORMATION.

Information required by Part I, Item 1 to be contained in each Section 10(a) Prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

ITEM 2.                  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION.

Information required by Part I, Item 2 to be contained in each Section 10(a) Prospectus is omitted from this registration statement in accordance with Rule 428 under the Securities Act of 1933 and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

INCORPORATION OF CONTENTS OF REGISTRATION STATEMENT BY REFERENCE

Pursuant to General Instruction E of Form S-8 and Rule 429, this registration statement is being filed to register an additional 5,800,000 shares for issuance under the 2003 OfficeMax Incentive and Performance Plan, as amended, and the contents of the prior registration statements (File Nos. 333-105245 and 333-110397) are incorporated herein by reference.

ITEM 3.                  INCORPORATION OF DOCUMENTS BY REFERENCE.

The following documents filed by OfficeMax Incorporated with the Securities and Exchange Commission are incorporated by reference in this registration statement:

(a)                                  Annual Report on Form 10-K for the year ended December 29, 2007 filed on February 27, 2008;

(b)                                 Quarterly Report on Form 10-Q for the quarter ended March 29, 2008 filed on May 7, 2008;

(c)                                  Current Reports on Form 8-K filed on January 22, 2008, February 6, 2008, February 26, 2008, February 29, 2008, March 13, 2008, March 19, 2008, and April 29, 2008 and the disclosure under Item 5.02 in the Current Report on Form 8-K filed on February 19, 2008;

(d)           The description of OfficeMax Incorporated’s common stock which appears on pages 19 to 22 of its Registration Statement on Form 10 filed with the Commission on April 5, 1965, and in the amendments thereto on Form 8 dated May 24, 1965, and March 4, 1986; and

(e)           The description of OfficeMax Incorporated’s common stock purchase rights, contained in the Form 8-A filed by OfficeMax Incorporated on November 25, 1998, and any amendment or report filed with the Commission relating to OfficeMax Incorporated’s rights agreement.

In addition, all documents filed by OfficeMax Incorporated pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, subsequent to the effective date of this registration statement, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be a part of this registration statement from the date of filing of such documents.  Any statement contained herein or in any document incorporated or deemed to be incorporated by reference shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained in any other subsequently filed document which also is or is deemed to be incorporated by reference modifies or supersedes such statement.  Any such statement so modified or superseded shall not be deemed to constitute a part of this registration statement, except as so modified or superseded.

ITEM 4.                  DESCRIPTION OF SECURITIES.

Not required.

ITEM 5.                  INTERESTS OF NAMED EXPERTS AND COUNSEL.

Susan Wagner-Fleming, Senior Vice President, Secretary, and Associate General Counsel of OfficeMax Incorporated, who has rendered an opinion on the legality of the securities being registered, owns 3,785 shares of common stock of OfficeMax Incorporated as of May 16, 2008.

ITEM 6.                  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

Section 146 of the Delaware General Corporation Law authorizes the company to indemnify its directors and officers under specified circumstances.  Our Restated Certificate of Incorporation and Bylaws provide that we shall indemnify, to the extent permitted by Delaware law, our directors, officers, and employees against liability (including expenses, judgments, and settlements) incurred by them in connection with any actual or threatened action, suit, or proceeding to which they are or may become parties and which arises out of their status as directors, officers, or employees.  The company has agreements with each director to indemnify him or her to the fullest extent permitted by Delaware law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors and officers pursuant to the above provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

Our directors and officers are insured, under insurance policies maintained by the company, against expenses incurred in the defense of actions, suits, or proceedings and certain liabilities that might be imposed as a result of such actions, suits, or proceedings, to which they are parties by reason of being or having been directors or officers.

ITEM 7.                  EXEMPTION FROM REGISTRATION REQUIRED.

Not required.

ITEM 8.	EXHIBITS.

4.1*	2003 OfficeMax Incentive and Performance Plan, as amended

5.1*	Opinion of Susan Wagner-Fleming, Senior Vice President, Secretary and Associate General Counsel of the Company

23.1*	Consent of Counsel (included in Exhibit 5.1)

23.2*	Consent of independent registered public accounting firm

*filed herewith

ITEM 9.                  UNDERTAKINGS.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)            Not applicable;

(ii)           Not applicable;

(iii)          To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered that remain unsold at the termination of the offering.

(4)           Not applicable.

(5)           That, for purposes of determining any liability under the Securities Act of 1933, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(6)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of OfficeMax Incorporated pursuant to the foregoing provisions, or otherwise, OfficeMax Incorporated has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by OfficeMax Incorporated of expenses incurred or paid by a director, officer or controlling person of OfficeMax Incorporated in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, OfficeMax Incorporated will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, OfficeMax Incorporated certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement on Form S-8 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Naperville, State of Illinois, on May 16, 2008.

OfficeMax Incorporated

By
/s/ Sam K. Duncan
Sam K. Duncan
Chief Executive Officer

Dated:    May 16, 2008

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons, on behalf of the registrant and in the capacities indicated, on May 16, 2008.

	Signature	Capacity

(i)	Principal Executive Officer:

Chief Executive Officer
/s/ Sam K. Duncan
Sam K. Duncan

(ii)	Principal Financial Officer and Principal Accounting Officer:

Executive Vice President, Finance and
	/s/ Don Civgin	Chief Financial Officer
Don Civgin

(iii)	Directors:

	/s/ Dorrit J. Bern	/s/ Sam K. Duncan
	Dorrit J. Bern	Sam K. Duncan

	/s/ Warren F. Bryant	/s/ Rakesh Gangwal
	Warren F. Bryant	Rakesh Gangwal

/s/ Joseph M. DePinto	/s/ Francesca Ruiz de Luzuriaga
Joseph M. DePinto	Francesca Ruiz de Luzuriaga

/s/ David M. Szymanski	/s/ William J. Montgoris
David M. Szymanski	William J. Montgoris

INDEX TO EXHIBITS

EXHIBIT
NUMBER	DESCRIPTION OF EXHIBITS

4.1*	2003 OfficeMax Incentive and Performance Plan, as amended

5.1*	Opinion of Susan Wagner-Fleming, Senior Vice President, Secretary and Associate General Counsel for the Company

23.1*	Consent of Counsel (included in Exhibit 5.1)

23.2*	Consent of independent registered public accounting firm

*filed herewith